Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 2, 2013, in the Registration Statement (Form S-1) and related Prospectus of Globoforce Limited for the registration of its ordinary shares.

/s/ Ernst & Young LLP

Boston, Massachusetts

November 8, 2013